                                                                Exhibit 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
XM Satellite Radio Holdings Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statement No. 333-92049 on Form S-8 of XM Satellite Radio Holdings Inc. and Subsidiaries of our report dated February 16, 2000, with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and Subsidiary (a development stage company) as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1999 and for the period from December 15, 1992 (date of inception) to December 31, 1999, which report appears in this Form 8-K of XM Satellite Radio Holdings Inc. and Subsidiaries.

Our report, dated February 16, 2000, contains an explanatory paragraph that states that the Company has not commenced operations, and is dependent upon additional debt or equity financings, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                        /s/ KPMG LLP
McLean, Virginia
February 25, 2000


                                      12